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                                    EXHIBIT 11
                       TRIGEN ENERGY CORPORATION AND SUBSIDIARIES
                           Computation of Earnings Per Share
             (All amounts in thousands, except share and per share data)

                       Three Months Ended          Nine Months Ended
                          September 30,               September 30,
                     1996              1995       1996           1995

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Earnings Per
Share - Primary

Net income           $2,814            $1,594       $9,493        $6,992
                     ======            ======       ======        ======
Weighted average
number of common
and common
equivalent shares
applicable to
primary earnings
per share
calculation         11,509,768     11,393,280   11,495,475   11,384,600

Dilutive effect
of stock options        60,460        102,976       60,967       88,519
                    __________     __________   __________   __________

Weighted average
number of shares
outstanding         11,570,228     11,496,256   11,556,442   11,473,119
                    ==========     ==========   ==========   ==========

Net income per
share - primary         $ 0.24         $ 0.14        $0.82       $ 0.61
                    ==========     ==========   ==========   ==========

Earnings Per
Share - Assuming
Full Dilution

Net income              $2,814         $ 1,594     $ 9,493      $ 6,992

Plus: Interest on
convertible
subordinated debt
(net of taxes)           ----              109      ----            326
                     _________         ________    _________  _________


Net income for
fully diluted
earnings per share
calculation          $  2,814         $  1,703    $  9,493      $ 7,318


Weighted average
number of common
and common equivalent
shares applicable
to fully diluted
earnings per share
calculation

Weighted average
number of shares
outstanding         11,509,768   11,393,280   11,495,475   11,384,600

Shares issuable
upon conversion of
subordinated debt        ---        225,989        ---        225,989

Dilutive effect of
stock options           98,664      117,821       98,664      117,821
                    __________   __________   __________   __________
                    11,608,432   11,737,090   11,594,139   11,728,410
                    ==========   ==========   ==========   ==========

Net income per
share assuming full
dilution                $ 0.24       $ 0.15       $ 0.82       $ 0.62
                        ======        ======      ======       ======

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